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                                                                   EXHIBIT (3.1)


                               LIBERTE' INVESTORS
                (Formerly Lomas & Nettleton Mortgage Investors)

                                    BY-LAWS

         These Articles are the By-Laws of Liberte' Investors, a business trust organized under the laws of the Commonwealth of Massachusetts by a Declaration of Trust made the 26th day of June, 1969, and recorded in the Registry of Deeds of Suffolk County. These By-Laws have been adopted by the Trustees pursuant to
Section 2.6 of the Declaration of Trust.

         All words and terms capitalized in these By-Laws, unless otherwise defined herein, shall have the same meanings as they have in the Declaration of Trust.

                                   ARTICLE 1
                    SHAREHOLDERS AND SHAREHOLDERS' MEETINGS

     SECTION 1.1. The Annual Meeting of Shareholders shall be held after delivery to the Shareholders of the Annual Report described in Section
2.9 of the Declaration and within six months of the end of each fiscal year commencing with the end of the first full fiscal year. Annual Meetings of Shareholders shall be held at such time, on such day and at such place, as the Trustee may from time to time determine by resolution.

     SECTION 1.2. Special meetings of Shareholders shall be held in accordance with Section 6.3 of the Declaration and shall be at such time, on such day and at such place as provided for therein. Notice of special meetings of Shareholders requested by Shareholders as provided in Section 6.3 of the Declaration shall be given by the President no later than thirty (30) days after receipt by the President of such request.

     SECTION 1.3. A Majority of the Trustees may designate or elect a Trustee to preside at any Shareholders' meeting as "Chairman of the Meeting." In the absence of such designation or election, the President shall preside at Shareholders' meetings as Chairman of the Meeting; in his absence, the Trustees present at each meeting shall elect one of their number as Chairman of the Meeting. Unless otherwise provided for by the Trustees, the Secretary of the Trust shall be the secretary of such meetings.

     SECTION 1.4. At any Shareholders' meeting the Chairman of the Meeting shall determine the construction or interpretation of the Declaration or the By-Laws, or any part thereof, and the ruling of the Chairman of the Meeting shall be final.

     SECTION 1.5. At each meeting of Shareholders, except as otherwise provided by the Declaration, every holder of record of Shares entitled to vote shall be entitled to one vote in person or by proxy for each full Share standing in his name on the register of the Trust. The form of any such proxy may be prescribed from time to time by resolution or approval of the Trustees. Except as provided in the Declaration, all action shall be determined by a majority of the votes cast at such meeting. At all meetings of the Shareholders, voting shall be by ballot for
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the approval required by Section 6.10 of the Declaration and for all matters which may be binding upon the Trustees pursuant to Section 6.6 of the Declaration. On all other matters, voting of Shareholders need not be by ballot unless otherwise provided for by the Declaration or by the Trustees.

     SECTION 1.6. The Board of Trustees in advance of any meeting of Shareholders may appoint one or more "Inspectors of Election" to act at the meeting or any adjournment thereof. If Inspectors of Election are not so appointed, the Chairman of the Meeting may, and on the request of any Shareholder entitled to vote shall, appoint one or more Inspectors of Election. Each Inspector of Election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of Inspector of Election at such meeting with strict impartiality and according to the best of his ability. If appointed, Inspectors of Election shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

     SECTION 1.7. In the event that any certificate for Shares is lost, stolen, destroyed or mutilated, the Board of Trustees may authorize the issuance of a new certificate of the same tenor and for the same number of Shares in lieu thereof. The Board may in its discretion, before the issuance of such new certificate, require the owner of the lost, stolen, destroyed or mutilated certificate, or the legal representative of the owner to make an affidavit or affirmation setting forth such facts as to the loss, destruction or mutilation as it deems necessary, and to give the Trust a bond in such reasonable sum as it directs to indemnify the Trust.

                                   ARTICLE 2
                         TRUSTEES AND TRUSTEES' MEETING

     SECTION 2.1. The Board of Trustees shall consist of three persons and, thereafter, shall consist of such number of Trustees, not less than three (3) nor more than seven (7), as from time to time shall be fixed by a resolution passed by a majority of the whole Board.

     SECTION 2.2. An annual meeting of the Trustees shall be held immediately following the Annual Meeting of Shareholders, as provided in
Section 2.7 of the Declaration. Other meetings of the Trustees shall be called in accordance with Section 2.7 of the Declaration at such time, on such day and at such place as shall be designated by the notice provided for therein.
Notice of each Trustees' meeting shall be mailed or delivered to the last known address of the Trustee or to such other address as may be specified by the Trustee to the President or Secretary. Written notices need not be manually signed. Unless otherwise specified in the notice, any and all business may be transacted at any Trustees' meeting.

     SECTION 2.3. All meetings of the Trustees may be held within or without the Commonwealth of Massachusetts.

     SECTION 2.4. A majority of the Trustees may designate or elect a Trustee to preside at Trustees' meetings. In the absence of such designation or election, the President shall preside at Trustees' meetings; in his absence, the Trustees present at each meeting shall elect one of their number as chairman.





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     SECTION 2.5.           Voting at Trustees' Meetings may be conducted
orally, by show of hands, or, if requested by any Trustee, by written ballot. The results of all voting shall be recorded by the Secretary in the minute book.

     SECTION 2.6. All other rules of conduct adopted and used at Trustees' meetings shall be determined by the chairman whose ruling on all procedural matters shall be final.

     SECTION 2.7. Nothing in this Article 2 shall limit the power of the Trustees to take action by means of a written instrument without a meeting as provided in Section 2.7 of the Declaration.

                                   ARTICLE 3
                                    OFFICERS

     SECTION 3.1. The Officers of the Trust shall be a President, who shall be a Trustee, a Secretary and a Treasurer, who need not be a Trustee, and may include such other officers (any of whom need not be Trustees) as may be determined from time to time by the Trustees. The Trustees may also elect from among their number a Chairman of the Board of Trustees.

     SECTION 3.2. The President, Secretary and Treasurer shall be elected by the Trustees at their first meeting and thereafter at the annual meeting of the Trustees, as provided in Section 2.5 of the Declaration. The President, Secretary and Treasurer shall hold office until the next annual meeting of the Trustees and until their successors have been duly elected and qualified and may be removed at any meeting by an affirmative vote of a Majority of the Trustees.

     SECTION 3.3. All officers of the Trust other than the President, Secretary and Treasurer, may be elected or appointed at any meeting of the Trustees or may be appointed by the President. Such officers shall hold office for any term, or indefinitely, as determined by the Trustees or President, subject to removal. With or without cause, at any time by the Trustees or President. The names of all such officers appointed by the President shall be submitted at the next succeeding meeting of the Trustees and recorded in the minutes of said meeting.

     SECTION 3.4. Any officer may resign at any time by giving written notice to the Board of Trustees or to the President. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. If the office of any officer or agent becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the Trustees may choose a successor, who shall hold office for the unexpired term in respect of which such vacancy occurred.

     SECTION 3.5. The Trustees may, at their discretion, direct any officer appointed by them to furnish at the expense of the Trust a fidelity bond approved by the Trustees, in such amount as the Trustees may prescribe.

     SECTION 3.6. The Chairman of the Board of Trustees. If one be elected, shall have and perform such duties as from time to time may be assigned to him by the Board of Trustees.





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     SECTION 3.7.           The President shall be the chief executive officer
of the Trust and shall, unless otherwise provided by the Trustees, preside at all meetings of the Board of Trustees and of the Shareholders. He shall exercise the powers and perform the duties usual to the chief executive officer and, subject to the control of the Board of Trustees, shall have general management and control of the affairs and business of the Trust; he shall appoint and discharge employees and agents of the Trust (other than officers elected by the Board of Trustees); and he shall see that all orders and resolutions of the Board of Trustees are carried into effect. He shall have the power to execute bonds, mortgages and other contracts, agreements and instruments of the Trust, and shall do and perform such other duties as from time to time may be assigned to him by the Board of Trustees.

     SECTION 3.8. If chosen, the Vice Presidents, in the order of their seniority, shall, in the absence or disability of the President, exercise all of the powers and duties of the President. Such Vice Presidents shall have the power to execute bonds, notes, mortgages and other contracts, agreements and instruments of the Trust, and shall do and perform such other duties incident to the office of Vice President and as the Board of Trustees or the President shall direct.

     SECTION 3.9. The Secretary shall, if requested by the Trustees, attend all sessions of the Board of Trustees and all meetings of the Shareholders and record all votes and the minutes of proceedings in a book to be kept for that purpose. He shall, if requested, give, or cause to be given, notice of all meetings of the Shareholders and of the Board of Trustees, and shall perform such other duties as may be prescribed by the Board of Trustees. The Secretary shall affix the corporate seal to any instrument requiring it, and when so affixed, it shall be attested by the signature of the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer who may affix the seal to any such instrument in the event of the absence or disability of the Secretary. The Secretary shall have and be the custodian of the Share records and all other books, records and papers of the Trust (other than financial) and shall see that all books, reports, statements, certificates and other documents and records required by law are properly kept and filed.

     SECTION 3.10. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust and shall deposit all moneys, and other valuable effects in the name and to the credit of the Trust, in such depositories as may be designated by the Board of Trustees. He shall disburse the funds of the Trust as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Trustees whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Trust.

     SECTION 3.11. Duties of Officers may be Delegated. In case of the absence or disability of any officer of the Trust, or for any other reason that the Board may deem sufficient, the Board may delegate, for the time being, the powers or duties, or any of them, of such officer to any other officer, or to any Trustee.





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                                   ARTICLE 4
                                   COMMITTEES

     SECTION 4.1. The Trustees may at any time, at their discretion, elect an Executive Committee consisting of not less than two Trustees, to serve for such term as the Trustees may decide. The Executive Committee may exercise such powers of the Trustees as may be delegated to it by the Trustees. Minutes of each meeting of the Executive Committee shall be distributed by the Secretary to all of the Trustees at or prior to the meeting of the Trustees next succeeding such meeting of the Executive Committee. If the Executive Committee consists of two members, the presence of both members shall be necessary to constitute a quorum for the transaction of business of any meeting of the Executive Committee. If the Executive Committee consists of three or more members, the presence in person of two-thirds of its members shall be necessary to constitute a quorum for the transaction of business at any meeting of the Executive Committee. Meetings shall be called upon request of any member of the Executive Committee.

     SECTION 4.2. The Trustees may appoint from among their number such other committees as they may from time to time deem desirable, to continue for such time and to exercise such powers as the Trustees may prescribe. Any action permitted to be taken at any meeting of any committee may be taken without a meeting if all members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

     SECTION 4.3. Each committee (including the Executive Committee) elected or appointed by the Trustees may adopt such standing rules and regulations for the conduct of its affairs as it may deem desirable, subject to review and approval of such rules and regulations by the Trustees at the next succeeding meeting of the Trustees.

                                   ARTICLE 5
                                   AMENDMENTS

     SECTION 5.1. These By-Laws may be amended or repealed, or new by-laws adopted, at any meeting of the Board of Trustees by the vote of at least a majority of the entire Board.

     SECTION 5.2. Any proposal to amend or repeal these By-Laws or to adopt new by-laws shall be stated in the notice of the meeting of the Board of Trustees, or in the waiver of notice thereof, as the case may be, unless all of the Trustees are present at such meeting.





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